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                                                                    Exhibit 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
SAFLINK Corporation:

We consent to the incorporation by reference in Registration Statement
(Nos. 333-74253 and 033-68832) on Form S-8, Registration Statement (Nos. 033-62430, 333-75789, 333-23467, 333-01510, 333-58575, and 333-54084) of Form S-3
and Registration Statement (No. 333-68642) on Form S-1 of SAFLINK Corporation of our report dated March 8, 2002, except as to Note 15, which is as of March 29, 2002 relating to the consolidated balance sheets of SAFLINK Corporation and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit) and comprehensive income (loss) and cash flows for the years then ended, which report appears in the December 31, 2001, annual report on Form 10-K of SAFLINK Corporation.

Our report dated March 8, 2002, except as to Note 15 which is as of March 29, 2002, contains an explanatory paragraph that states that SAFLINK has suffered recurring losses from operations and has a working capital deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                         /s/ KPMG LLP

Seattle, Washington
March 29, 2002